Exhibit 99.1

AIM ImmunoTech and Shenzhen Smoore Technology Announce an Agreement to Research Utilizing an Innovative Smoore Inhalation Delivery Device and Ampligen (rintatolimod) as a Potential, Easy-To-Use Treatment Approach for the SARS-CoV-2 Pandemic

OCALA, Fla. – April 6, 2020 — AIM ImmunoTech (NYSE American: AIM) today announced it has entered into a Material Transfer and Research Agreement (MTA) with Shenzhen Smoore Technology Limited. According to a market survey report by Frost & Sullivan, Smoore is the world’s largest vaping device manufacturer in terms of revenue in 2019, whose products include but are not limited to high-tech inhalation devices. The purpose of the MTA is to research in China the efficacy of Smoore’s inhalation delivery device using Ampligen, AIM’s flagship drug, which has been approved for ME/CFS in Argentina and experimental through phase 3 clinical trials in the U.S. AIM believes Ampligen has potential as a prophylactic/early-onset therapeutic against COVID-19, the disease caused by SARS-CoV-2.

AIM’s pluripotent Toll Like Receptor 3 (TLR3) agonist, Ampligen, has yielded pre-clinical 100% protective efficacy against SARS-CoV-1 viral infection in duplicate experiments using a mouse model in U.S. National Institutes of Health-contracted animal testing (see: Day 2009 [https://www.ncbi.nlm.nih.gov/pmc/articles/PMC2787736/] and Barnard 2006 [https://journals.sagepub.com/doi/abs/10.1177/095632020601700505]) and AIM has human safety data (see: Overton 2014 [https://www.sciencedirect.com/science/article/pii/S0264410X14010457?via%3Dihub]) showing Ampligen to be generally well tolerated when administered intranasally to humans in addition to the extensive safety data from approximately 100,000 IV doses in humans.

“All this leads to the strong hypothesis, which AIM and Smoore jointly seek to prove through this experimental program. We believe that Ampligen, when administered deep into the lungs at the first signs of the disease via the Smoore device — designed to carefully distribute different-sized particles of Ampligen — may initiate a therapeutic TLR3 response throughout the upper and lower respiratory system that will stop the SARS-CoV-2 virus in its tracks,” states AIM CEO Thomas K. Equels. “Smoore is without question one of the world’s leading innovators of vaporization technology. We are excited and eager to test Ampligen using Smoore’s advanced inhalation device. If we can make the administration of Ampligen as easy as vaping and delivering nicotine, and testing proves Ampligen has COVID-19 efficacy as a prophylaxis, then this combination has the potential to be a powerful and easily self-administered tool in the global effort to stop the COVID-19 pandemic.”

“As the world’s largest vaping device manufacturer in terms of revenue in 2019 and global leader in offering vaping technology solutions with advanced R&D technology, we are excited to have this opportunity to work with AIM in exploring the medical inhalation of Ampligen in the combat of COVID-19 pandemic. We believe conventional medical inhalation devices can be miniaturized and mass produced with better dosage and aerosol particle size control with our proprietary technology. Given the pre-clinical protective efficacy against SARS-CoV-1 viral infection and human safety data established by our partner, with proper vaporization of Ampligen via an easy-to-use device, we see a potential to help more people in the world in combating the current COVID-19 pandemic, and this collaboration represents an important first step.” Commented by Dr. Zhiqiang Shi, Chief Science Officer of Smoore.

AIM Chief Science Officer David Strayer, MD, adds: “The clear goal of this research is to develop a self-administered inhalation device capable of safely delivering an Ampligen atomized mist deep into the pulmonary airways. We believe this approach may have potential as a prophylactic/early-onset therapeutic for COVID-19.”

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat immune disorders, viral diseases and multiple types of cancers. AIM’s flagship products include the Argentina-approved drug rintatolimod (trade names Ampligen® or Rintamod®) and the FDA-approved drug Alferon N Injection®. Based on results of published, peer-reviewed pre-clinical studies and clinical trials, AIM believes that Ampligen® may have broad-spectrum anti-viral and anti-cancer properties. Clinical trials of Ampligen® include studies of cancer patients with renal cell carcinoma, malignant melanoma, colorectal cancer, advanced recurrent ovarian cancer and triple negative metastatic breast cancer. These and other potential uses will require additional clinical trials to confirm the safety and effectiveness data necessary to support regulatory approval and additional funding. Rintatolimod is a double-stranded RNA being developed for globally important debilitating diseases and disorders of the immune system.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. These statements involve a number of risks and uncertainties. For example, significant additional testing and trials will be required to determine whether Ampligen will be effective in the treatment of COVID-19 in humans and no assurance can be given that it will be the case. Results obtained in animal models do not necessarily predict results in humans. Human clinical trials will be necessary to prove whether or not Ampligen will be efficacious in humans. Some of the world’s largest pharmaceutical companies and medical institutions are racing to find a treatment for COVID-19. Even if Ampligen proves effective in combating the virus, no assurance can be given that our actions toward proving this will be given first priority or that another treatment that eventually proves capable will not make our efforts ultimately unproductive. Assuming Ampligen timely proves effective, significant testing will be required to determine if the Smoore device will be able to safely deliver Ampligen in an appropriate dose without diminishing its efficacy against COVID-19. No assurance can be given that future studies will not result in findings that are different from those reported in the studies referenced herein. Operating in foreign countries carries with it a number of risks, including potential difficulties in enforcing intellectual property rights. We cannot assure that our potential foreign operations will not be adversely affected by these risks. With regard to the Company’s activities with Ampligen generally, no assurance can be given as to whether current or planned trials will be successful or yield favorable data and the trials are subject to many factors including lack of regulatory approval(s), lack of study drug, or a change in priorities at the institutions sponsoring other trials. In addition, initiation of planned clinical trials may not occur secondary to many factors including lack of regulatory approval(s) or lack of study drug. Even if these clinical trials are initiated, the Company cannot assure that the clinical studies will be successful or yield any useful data or require additional funding. There also is the potential for delays in clinical trial enrollment and reporting in ongoing studies in cancer patients because of the COVID-19 medical emergency. Any forward-looking statements set forth herein speak only as of the date of this press release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. The information found on our website is not incorporated by reference herein and is included for reference purposes only.

Contacts:

Crescendo Communications, LLC

Phone: 212-671-1021

Email: aim@crescendo-ir.com

AIM ImmunoTech Inc

Phone: 800-778-4042

Email: IR@aimimmuno.com